Exhibit 99.1

ASSIGNMENT AND LICENSE AGREEMENT

THIS ASSIGNMENT AND LICENSE AGREEMENT (the “Agreement”) is made effective as of July 18, 2014 (the “Effective Date”), by and between Celladon Corporation, a Delaware corporation having an address at 11988 El Camino Real, Suite 650, San Diego, CA 92130-3579 (“Celladon”), and Enterprise Partners Management, LLC, a California limited liability company having an address at 2223 Avenida de la Playa, Suite 140, La Jolla, CA 92037-3218 (“Enterprise Partners”).

BACKGROUND

Enterprise Partners owns certain intellectual property (including an issued United States patent) relating to certain gene therapy methods for delivering stem cell factor coding sequences, in order to treat certain ischemic diseases (“SCF Gene Therapy”).

Celladon is interested to receive and own by assignment from Enterprise Partners, and Enterprise Partners is interested to convey and assign to Celladon, all right, title and interest to such intellectual property, on a worldwide basis for all fields, on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties (defined below) hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms have the following meanings (with derivative forms being interpreted accordingly) and the words “include,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation”:

1.1 “$” and “Dollars” means United States dollars.

1.2 “Affiliate” means, with respect to a given legal entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first legal entity. For this purpose, “control” shall mean the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity by law, contract, or otherwise.

1.3 “Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a national, statutory holiday in the United States.

1.4 “Covers” means, with respect to a particular item or product and a particular issued patent, that such issued patent claims (a) the composition of such item or product or any of its ingredients or formulations; (b) a method of making or using it or them; or (c) an item used

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or present in the manufacture of such item or product; such that, in each case, in the absence of ownership of a patent or a license granted thereunder, such item or product or its manufacture or use as and where actually practiced would infringe a Valid Claim of such issued patent.

1.5 “Confidential Information” means, subject to the limitations set forth in Section 8.1, all information received by a Party from the other Party under this Agreement.

1.6 “Control” means, with respect to a particular item of Know-How or Patent, that the applicable Party has ownership of or a license to and has the ability to grant to the other Party access to and a license or sublicense under such Know-How or Patent in accordance with this Agreement.

1.7 “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.8 “IND” means an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of SCF Product in humans in a particular jurisdiction.

1.9 “Know-How” means any and all data, instructions, processes (including synthesis routes), methods, formulae, materials, expert opinions, inventions (whether or not patentable), biological materials (including cell lines, vectors and their progeny and derivatives), know-how, and information (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data).

1.10 “License Agreement” means the agreement by which a Licensee has obtained its rights to any SCF Patent.

1.11 “Licensee” means a Third Party that has been granted assignment of or a license or sublicense under any SCF Patent.

1.12 “Listed Patents” means (a) all patents and patent applications listed in Exhibit A; (b) all patent applications (including provisional and utility applications) claiming priority to or common priority with or based on any of the foregoing, or to which any of the foregoing claims priority, including all divisionals, continuations, continuations-in-part, patents of addition and substitutions of any of the foregoing; (c) all patents issuing on any of the foregoing, and all reissues, reexaminations, renewals and extensions of any of the foregoing; (d) all counterparts to the foregoing in other countries or jurisdictions; and (e) all Supplementary Protection Certificates, restorations of patent term and other similar rights of Enterprise Partners and its Affiliates based on any of the foregoing.

1.13 “Net Sales” means the gross revenues actually received by Celladon, or its Affiliates or Licensees, from the sale of SCF Products to Third Parties, less (a) cash, trade, and other discounts (including those in the form of inventory management fees), and rebates, chargebacks, and retroactive price reductions that effectively reduce the selling price; (b) sales, use, import, export, value-added, excise and other taxes or duties (excluding income taxes); (c)

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any reasonable costs of any packages and packing; (d) any reasonable insurance costs and outbound transportation charges; (e) allowances taken and amounts allowed or credited due to returns and allowances for uncollectible accounts and bad debt; and (f) fees paid to distributors.

To avoid any doubt, sales of SCF Products among Celladon, its Affiliates and Licensees are not taken into account in the calculation of Net Sales, but re-sales by any of them to Third Parties are taken into account in such calculation.

In the case of Third-Party distributors, Net Sales occur on sale to the distributor, not upon the distributor’s resale.

To avoid doubt, transfers of SCF Product for compassionate use, indigent patient programs, use in clinical trials, or as free marketing samples, shall not under any circumstances be deemed to give rise to Net Sales.

Notwithstanding the foregoing definition, in the case of Net Sales by Licensees, the “Net Sales” definition of the License Agreement shall be used in lieu of the foregoing definition, provided that such License Agreement provides for a royalty to Celladon at least as great as the royalty of this Agreement, based on and determined by such “Net Sales” definition in the License Agreement.

1.14 “Party” means Celladon or Enterprise Partners.

1.15 “Patent” means any patent application or patent, including all of the following kinds and their equivalents outside the United States (as applicable): provisional, converted provisional (or regular), divisional, continuation, continuation-in-part, and substitution applications; and regular utility, re-issue, re-examination, renewal and extended patents (including Supplementary Protection Certificates).

1.16 “Regulatory Approval” means receipt of all governmental approvals required to legally sell an SCF Product in a given country for therapeutic use in humans, including in the U.S. FDA approval of a Biologics License Application (or similar filing) and any approval that may be required from the Recombinant DNA Advisory Committee (“RAC”) or like body with jurisdiction relating to gene therapy products, and including in other jurisdictions any pricing approval that may be needed to begin sales.

1.17 “SCF Constructs” means (a) any nucleic acid sequence that codes for a stem cell factor or fragment thereof (including all nucleic acid sequences coding for the amino acid sequences identified in the claims of U.S. Patent Serial Number 8,404,653); and (b) any molecular entity that contains a nucleic acid sequence of clause (a) of this definition.

1.18 “SCF Gene Therapy” has the meaning given in the first recital (Background item # 1).

1.19 “SCF Know-How” means all Know-How Controlled by Enterprise Partners or any of its Affiliates on or before the Effective Date, that is necessary or useful to develop, make, use, sell, offer to sell, import, export, and/or practice any SCF Construct and/or SCF Product or relates to SCF Gene Therapy.

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1.20 “SCF Patents” means the Listed Patents and all other Patents Controlled by Enterprise Partners or any of its Affiliates on or before the Effective Date that relate to SCF Gene Therapy or Cover any composition for SCF Gene Therapy.

1.21 “SCF Products” means all product candidates and products (including biologic drug and pharmaceutical compositions) that contain one or more SCF Construct(s).

1.22 “Term” means the term of this Agreement, determined in accordance with Article 9.

1.23 “Third Party” means any entity or person other than Celladon, Enterprise Partners, or an Affiliate of either of them.

1.24 “Valid Claim” means a claim of an issued, unexpired patent, which claim has not has not been held revoked, unenforceable or invalid by a decision of a court or governmental authority of competent jurisdiction, and has not lapsed or been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

GRANTS OF RIGHTS

2.1 Assignment to Celladon.

(a) Assignment. Enterprise Partners hereby irrevocably, perpetually and forever assigns and conveys to Celladon the entire right, title and interest in and to the SCF Patents, together with all powers, privileges, benefits, causes of action, remedies, and other rights relating, appertaining to and/or associated with the SCF Patents. Celladon hereby accepts such assignment.

(b) Specific Rights and Privileges of Ownership. Without limiting the generality of the assignment in Section 2.1(a), as owner of the SCF Patents, Celladon shall have, and the assignment and conveyance pursuant to Section 2.1(a) includes, the following specific rights and privileges of ownership:

(i) Celladon shall have the sole and exclusive right, but not the duty, to file and prosecute pending and future applications within the SCF Patents worldwide;

(ii) Celladon shall have the sole and exclusive right, but not the duty, to maintain and enforce the SCF Patents worldwide (provided, to avoid confusion, that it has agreed in Article 5 to maintain the United States issued SCF Patent (Serial Number 8,404,653));

(iii) Celladon shall have the sole and exclusive right, but not the duty, to grant licenses (which licenses may include the right to grant sublicenses) under the SCF Patents and to collect and retain royalty and/or other payments for such licenses (subject only to the Parties’ more specific understanding as to consent to certain licenses as set forth below in Section 2.2);

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(iv) Celladon shall have the sole and exclusive right, but not the duty, to sue on the SCF Patents, and to collect all damages and profits for any past, present and/or future infringements thereof (provided that it will share recoveries on such suits with Enterprise Partners as provided for in Article 5);

(v) Celladon shall have the sole and exclusive right to sell, assign or otherwise transfer to any other entity or entities any or all of the rights assigned and transferred to Celladon under this Agreement (provided that Celladon shall be responsible to ensure that either it or the further assignee makes such payments as are required in Article 4 (i.e., milestones and royalties as they come due and License Agreements in the first three (3) years after the Effective Date are subject to Section 2.2);

(vi) Except as expressly provided in Article 4 or as regards patent suit recovery sharing as provided for in Article 5, Celladon shall not currently or in the future owe any further consideration to Enterprise Partners for or in respect of Celladon’s exercise of the rights assigned to Celladon hereunder, including any amounts Celladon may collect on licenses it grants under the SCF Patents; recover by enforcing the SCF Patents against infringement; and/or receive for the sale or transfer of any of the rights assigned Celladon hereunder.

(c) Further Documentation to Perfect and Record. Enterprise Partners shall sign and have notarized the short-form patent assignment document attached hereto as Exhibit B upon execution of this Agreement and/or within thirty (30) days after requested in writing by Celladon. Enterprise Partners shall further execute and deliver to Celladon and/or its representatives all other documents and instruments, to be prepared by Celladon, as Celladon reasonably requests, in order for Celladon to prosecute, perfect, record and/or enforce any of the rights that are granted to it under this Agreement, promptly after requested by Celladon. If Celladon is unable, after making reasonable inquiry, to obtain Enterprise Partners’s signature on any such documents, then if and only if such documents are reasonably necessary due to Enterprise Partners having previously been the assignee of record on the SCF Patents, Enterprise Partners hereby appoints Celladon as Enterprise Partners’s attorney-in-fact for the sole and limited purpose of executing and delivering such documents, which appointment is coupled with an interest.

2.2 Further Assignment and Licensing of SCF Patents. If Celladon wishes to grant assignments or license(s) (and authorize sublicense(s) thereof) of and under the SCF Patents, including through one (1) or more tiers or layers of assignee(s), licensee(s), and sublicensee(s), then Celladon shall have the right to do so, without the need to obtain consent from Enterprise Partners (nor, to avoid doubt, from any Enterprise Partners’ payment designee or successor under this Agreement), and Celladon shall provide written notice of this occurrence to Enterprise Partners within forty-five (45) days after the assignment, license, or sublicense becomes effective.

2.3 Residual Know-How License to Celladon. Enterprise Partners hereby grants to Celladon a non-exclusive, world-wide, transferable (including via sublicense) license under the SCF Know-How to research, develop, make, have made, use, offer to sell, sell, import, and export SCF Constructs and SCF Products for and in any and all fields. Such license shall be sublicenseable one (1) or more times in whole or in part through one (1) or more tiers (or layers)

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of sublicensees, provided that the sublicensee is also receiving an assignment or license under the SCF Patents through a grant of rights commensurate in scope to the sublicense of SCF Know-How. Celladon shall notify Enterprise Partners in writing within thirty (30) days after granting each sublicense and shall be and remain fully responsible to Enterprise Partners under this Agreement for any and all payments coming due under this Agreement on account of any sublicensee’s activities. No sublicense granted under this Section 2.1 shall purport to grant broader rights under the SCF Know-How than the breadth and scope of the underlying license itself in this Section 2.1.

2.4 Disclosure of Know-How. Other than assistance with providing patent files and any supporting documentation that has been used in the prosecution of the Listed Patents to date (in accordance with Section 5.1), Enterprise Partners shall be under no obligation to disclose SCF Know-How to Celladon.

2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants under its intellectual property (including Patents) any license, express or implied, to the other Party.

ARTICLE 3

DEVELOPMENT/COMMERCIALIZATION

3.1 Allocation of Rights for Development and Commercialization. As between the Parties, Celladon shall have the sole right to conduct all additional preclinical and clinical studies of SCF Constructs and SCF Products; to seek Regulatory Approval of them in any and all countries; and to commercialize them. As between the Parties, Celladon will be solely responsible for the costs of these activities. Celladon shall be fully and freely entitled to engage Affiliates, Licensees, contractors and distributors in SCF Construct and SCF Product research, development and commercialization. As between the Parties, Celladon shall have the sole right and sole discretion to select (and use and own) the trademarks and trade names for SCF Constructs and SCF Products.

3.2 Celladon Responsibilities in Further Development and Commercialization; Diligence. Celladon shall devote Commercially Reasonable Efforts (defined below in this Section) to achieve the following diligence milestone within three (3) years after the Effective Date: submitting an IND to the FDA for an SCF Product (the “Diligence Milestone”). All development and commercialization activities performed by any Celladon Affiliates and any Licensees, contractors and distributors of Celladon or its Affiliate shall inure to the benefit of Celladon for purposes of determining Celladon’s compliance with its obligation under this Section.

If Celladon does not achieve the Diligence Milestone by three (3) years after the Effective Date, but Celladon can demonstrate through documentary evidence or other competent proof that (i) it has diligently sought to be in a position to do so, (ii) the failure to do so by the corresponding timeline after the Effective Date was not caused by Celladon’s intentional delays but rather was caused by technical, scientific or regulatory events beyond Celladon’s control, and (iii) Celladon has a written plan setting forth specific objectives and goals to advance the

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research and development of an SCF Product in order to achieve such objectives as soon as otherwise commercially reasonable, then Celladon shall be deemed to be in compliance with its obligations under this Section 3.2 as long as it devotes reasonable efforts to carry out such plan.

If Celladon enters into a Third Party License Agreement that itself contains a diligence obligation with respect to SCF Product, then for so long as the License Agreement remains in effect and is not terminated for a breach of such diligence obligation, Celladon shall be deemed to be in compliance with its obligations under this Section 3.2.

No diligence obligations other than the ones set forth in this Section 3.2 shall be implied under or in connection with this Agreement nor the rights granted hereunder, at law or in equity, express or implied, under any theory, and Celladon’s diligence obligations in relation to its rights under this Agreement shall be solely and exclusively as set forth in this Section 3.2.

“Commercially Reasonable Efforts” means a reasonable level of efforts, commensurate with the efforts that a company similarly situated to Celladon would devote to a product of similar potential and having similar commercial advantages and disadvantages as the SCF Product, taking into account all relevant commercial factors, such as, but not limited to: (1) the intellectual property landscape and level of intellectual property exclusivity available for the product, (2) technical, scientific and clinical results and developments, (3) the competitive landscape and maturity of the marketplace, (4) the regulatory framework and hurdles, (5) pricing, (6) cost of goods, and (7) all other relevant commercial factors.

ARTICLE 4

FINANCIAL TERMS

4.1 Upfront Fee. Celladon shall pay Enterprise Partners a fee equal to one hundred sixty thousand dollars ($160,000) within ten (10) Business Days after the Effective Date.

4.2 Milestone Payment. Celladon shall pay to Enterprise Partners a one-time milestone payment equal to one million dollars ($1,000,000), within thirty (30) days after Celladon learns of the granting of the first U.S. Regulatory Approval to Celladon, its Affiliate, or Licensee for an SCF Product that is at that time Covered by a Valid Claim in the United States. No milestone shall be due on U.S. Regulatory Approval of any SCF Gene Therapy product, which product is not at that time Covered by a Valid Claim, nor shall it be due on Regulatory Approvals for jurisdictions other than the U.S.

If such milestone event is achieved by a Licensee instead of Celladon or its Affiliate, and the License Agreement provides for a milestone payment to Celladon or its Affiliate in connection with the same event, then the deadline to make payment to Enterprise Partners under this Agreement shall be within fifteen (15) Business Days after Celladon or its Affiliate receives such payment from the Licensee.

Such milestone shall be payable a maximum of only one time over the life of this Agreement, even if achieved more than once with the same and/or multiple SCF Product(s).

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4.3 Royalty Payments.

(a) Rate. Celladon shall pay Enterprise Partners royalties on Net Sales of each SCF Product during the Royalty Term applicable to it, at the rate of two percent (2%) of Net Sales.

(b) Royalty Term. “Royalty Term” means, on an SCF Product-by-SCF Product and country-by-country basis, the time from such SCF Product’s first receiving Regulatory Approval in such country, until the date that there is no longer any Valid Claim of the SCF Patents in such country Covering such SCF Product. In countries where there is no Valid Claim of the SCF Patents Covering the particular SCF Product, there shall be no Royalty Term for such SCF Product in such country and there shall be no royalty due hereunder on Net Sales of such SCF Product in such country.

(c) Combination Product Proportional Adjustment. If Celladon, its Affiliate or a Licensee of either of them sells any SCF Product as a combination product containing one or more active ingredients other than and in addition to a SCF Construct (such an SCF Product, a “Combination Product”), then — prior to the calculation of royalties due under this Section 4.3 — Net Sales for such Combination Product shall be proportionally reduced by multiplying actual Net Sales of such Combination Product by one of the following: (x) in the case where the SCF Construct component of the Combination Product and the other active ingredient of the Combination Product are also sold separately, then by the fraction A/(A+B) where A = the sales price of the SCF Construct component of the Combination Product when sold separately and B = the sales price of the other active ingredient component(s) of the Combination Product when sold separation; or (y) if either the SCF Construct component of the Combination Product or the other active ingredient(s) are not sold separately, then by z/n, where “z” is the number of SCF Construct active ingredients in the Combination Product, and “n” is the total number of active ingredients in the Combination Product.

For purposes of this Section 4.3(c), and notwithstanding clause (b) of the definition of SCF Construct, each coding sequence delivered by a SCF Construct or SCF Product shall be deemed to be a separate active ingredient, whether or not delivered by the same vector.

(d) Offset for Third-Party Patent Royalties. If Celladon or its Affiliate or a Licensee were to make payments to a Third Party under an intellectual property license encompassing an SCF Product, then Celladon would be entitled to deduct fifty percent (50%) of the Third-Party payments from the royalty owed by Celladon to Enterprise Partners, but would not be allowed to reduce the royalty owed to Enterprise Partners to below fifty percent (50%) of the royalties that would otherwise have been due to Enterprise Partners in any calendar quarter under this Agreement. Any amounts that Celladon is unable to credit due to the foregoing fifty percent (50%) limitation on the reduction in Enterprise Partners’ royalties, as applied in any calendar quarter, shall carry forward to future calendar quarters and be credited against royalties due in such future calendar quarters, subject always to such fifty percent (50%) limitation on the reduction in Enterprise Partners’ royalties as applied in such future calendar quarters.

(e) Generic Competition Adjustment. If an SCF Product other than the one marketed by or on behalf of Celladon is approved and marketed in any country where the SCF Product by or on behalf of Celladon is approved and marketed, and captures at least ten percent (10%) of the market share (based on units) of SCF Products in that country in any calendar

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quarter, then going forward the royalties to Enterprise Partners in that country would be reduced to fifty percent (50%) of the royalties that would otherwise have been due to Enterprise Partners in that country.

(f) Compulsory License. If Celladon, its Affiliate, Licensee, or distributor marketing SCF Product in any given country is legally required by the government of such country to grant a sublicense to a Third Party with respect to any SCF Product, and if the royalty rate pursuant to such compulsory license is lower than the royalty rate that would otherwise apply under this Agreement, then the royalty rate under this Agreement shall be lowered to be the same as the royalty rate under such compulsory license, solely with respect to Net Sales of such SCF Product in such country.

4.4 Quarterly Payment Timings. All royalties due under Section 4.3 shall be paid quarterly within sixty (60) days after the end of the relevant calendar quarter for which royalties are due.

Notwithstanding the foregoing, in no event shall Celladon be required to pay royalties due on Net Sales made by Licensees sooner than fifteen (15) Business Days after Celladon or its Affiliate receives the royalty payment from the Licensee on the same Net Sales by the Licensee, and the payment deadline of this Section 4.4 shall be extended accordingly if it would not otherwise allow for such fifteen (15) Business Day turnaround time.

4.5 Royalty Payment Reports. Within sixty (60) days after the end of each calendar quarter once commercial sales of the SCF Product commence, Celladon shall provide to Enterprise Partners a written report stating the amount and calculation of Net Sales generated or achieved in such calendar quarter, including the total amount in each category of deduction provided for in the definition of Net Sales in Article 1. The report shall provide all such information on a country-by-country and SCF Product-by-SCF Product basis for at least the United States, France, Great Britain, Italy, Spain, Germany, and Japan, and if known to Celladon then Celladon shall provide the information country-by-country for such other countries for which this information is known to Celladon (and on an aggregated basis as regards other countries).

Notwithstanding the foregoing, in no event shall Celladon be required to report on royalties due on Net Sales made by Licensees sooner than fifteen (15) Business Days after Celladon or its Affiliate receives a royalty report thereon by the Licensee, and the reporting deadline of this Section 4.5 shall be extended accordingly if it would not otherwise allow for such fifteen (15) Business Day turnaround time.

4.6 Payment Method. All payments due under this Agreement to Enterprise Partners shall be made by bank wire transfer in immediately available funds to an account designated by Enterprise Partners in writing. Once Enterprise Partners has designated a bank account, it may only be changed on thirty (30) days advance written notice, unless Celladon consents to a shorter time frame in writing. All payments hereunder shall be made in the legal currency of the United States of America.

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Enterprise Partners shall have the right to designate one or two (2) entities instead of itself to receive (or if two (2) then to share in) any given payment under this Agreement, by written notice to Celladon no later than thirty (30) days prior to when the applicable payment is due under this Agreement (each, a “Payment Designee”). Such written notice shall include complete information as to the identity and bank account information of the designated entity, including contact information for the responsible person (e.g., the person if an individual, the trustee if a trust, or an officer if a corporation or similar legal entity). Celladon may require W9 or other similar paperwork prior to making payment and payment shall be considered timely if provided within thirty (30) days after Celladon receives the necessary paperwork. If there is more than one Payment Designee for any particular payment, then Enterprise Partners shall specify what percentage of the payment shall go to each Payment Designee. It is understood and agreed that Payment Designees’ rights derive from Enterprise Partners’ rights, and Payment Designees shall have no greater right to payment than Enterprise Partners, so that any damages to Celladon by any uncured Enterprise Partners breach of this Agreement (including any damages resulting from any failure of Enterprise Partners to fully perform its obligations in Article 7) may be offset against payments to Payment Designees, without being affected by the fact that the Payment Designees did not participate in the breach. Enterprise Partners may change Payment Designee information by thirty (30) days written notice prior to the next payment obligation under this Agreement or by mutual written agreement with Celladon if shorter notice is provided.

4.7 Taxes. Celladon shall be entitled and responsible to withhold from payments otherwise to be made to Enterprise Partners under this Agreement any taxes required to be withheld by Celladon under applicable law. If any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Celladon shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Enterprise Partners with the next royalty report under Section 4.5.

4.8 Foreign Exchange. All payments specified in this Agreement are to be made in the legal currency of the United States (“Dollars”). If any currency conversion shall be required in connection with the calculation of amounts payable hereunder with respect to Net Sales that do not arise under a License (i.e., in the case that Celladon or its Affiliate makes sales outside the U.S. generating Net Sales in a currency other than Dollars, which then have to be converted to Dollars in order to calculate the Net Sales and royalty due thereon in Dollars), then such conversion shall be made using the average of the exchange rates for the purchase and sale of U.S. dollars, as reported by Bank of America in San Francisco, California (or its successor entity) on the last business day of the calendar quarter to which such payment pertains. In the case of Net Sales that arise under a License Agreement, the currency conversion method provided in such License Agreement shall be used to convert non-Dollar Net Sales into Dollars. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due in Dollars, Celladon shall provide to Enterprise Partners a true, accurate and complete copy of the exchange rates used in the calculation.

4.9 Late Payments. Any payment due under this Article 4 that is not paid on or before the date such payment is due shall bear interest at a rate equal to the lesser of: the Prime Rate during the period of late payment plus two percent (2%) interest compounded annually; or the maximum rate permitted by law, calculated based on the number of days that payment is

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delinquent until full payment has been made. “Prime Rate” means the prime or equivalent rate quoted by The Wall Street Journal (or similarly reputable source, if The Wall Street Journal no longer exists) with respect to the time period in which payment was delinquent.

4.10 Records and Audit. Celladon shall keep (or cause to be kept) complete and accurate records pertaining to Net Sales of SCF Products and the payments due under this Agreement, in sufficient detail to permit Enterprise Partners to confirm the accuracy of all payments due under this Agreement. Enterprise Partners shall have the right, at its expense, to cause an independent, certified public accountant to audit such records as necessary to confirm Celladon’s payments for the preceding year. Such independent, certified public accountant shall be legally bound by written confidentiality and non-use obligations running directly to Celladon. It shall be nationally recognized in the United States. Such audit rights may be exercised no more often than once a year, once only with respect to records regarding any given accounting period, and only within three (3) years after the calendar year to which such records relate. Such audit may only be conducted upon reasonable advance notice to Celladon, during normal business hours. The terms of this Section shall survive any termination or expiration or termination of this Agreement for a period of one (1) year only.

In the case of records held by Celladon’s Licensees, it shall suffice if Celladon obtains an audit right for itself similar to Enterprise Partners’ audit right above, and the right to share the results of its own audits with Enterprise Partners; Celladon shall not be required to obtain a direct right for Enterprise Partners to audit a Licensee. Celladon shall exercise its audit right (if not already exercised) if requested by Enterprise Partners in writing, provided that in this case Enterprise Partners shall bear the cost of any audit it requests.

ARTICLE 5

PATENTS

5.1 Patent Prosecution and Maintenance. Within thirty (30) days after the Effective Date, Enterprise Partners shall execute and deliver such documents and instruments as may be necessary to allow Celladon the full authority to prosecute and maintain the SCF Patents with the patent offices of the world, in form and substance acceptable to Celladon. Celladon shall have the right to record such documents and instruments with the patent offices of the world. Within thirty (30) days after the Effective Date, Enterprise Partners shall also provide any and all files related to prosecution of the SCF Patents to date, or used in such prosecution, and authorize all of its patent counsel for the SCF Patents (current and past) to disclose such materials and any correspondence related to the foregoing to Celladon. If Celladon wishes to be represented by such same counsel, and it is considered that such counsel’s representation of Celladon could present a legal conflict, then Enterprise Partners will sign such waiver as the counsel may require to allow such counsel to engage with Celladon with respect to the SCF Patent portfolio. Celladon shall as between the Parties have the sole and exclusive right to file, prosecute, maintain, and abandon the SCF Patents. Celladon shall not, however, abandon the United States Listed Patent that is issued as of the Effective Date (i.e., U.S. Serial Number 8,404,653). All such activities shall be at Celladon’s sole expense. Enterprise Partners shall reasonably assist Celladon in such activities at no charge to the extent that knowledge of Enterprise Partners not held by Celladon, or signatures by Enterprise Partners as the owner of the SCF Patents, would be useful to Celladon in the prosecution and maintenance of the SCF Patents.

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5.2 Patent Extensions. In each country where extension is available under the law, if requested by Celladon in writing, Enterprise Partners shall reasonably cooperate with Celladon to apply to extend the term of a SCF Patent with respect to the SCF Construct or SCF Product ultimately commercialized by Celladon (or its Affiliate, Licensee or distributor).

5.3 Patent Enforcement.

(a) Enforcement Right. Celladon shall have the sole and exclusive right to notify infringers of the SCF Patents of their infringement, and to assert the SCF Patents against Third Parties (including actions under the implementing procedures of 35 U.S.C. 271(e)(2) or its ex-U.S. equivalent) and to settle any and all of the foregoing suits.

(b) Assistance. If Celladon brings an action against infringement under this Section, then Enterprise Partners shall cooperate fully with Celladon in such action, including by being joined as a party plaintiff if necessary to obtain standing for such action.

(c) Allocation of Proceeds. If Celladon recovers monetary damages on an enforcement suit under Section 5.3(a), then Celladon shall pay to Enterprise Partners a royalty equal to two percent (2%) of the sales underlying the damage award; provided that this does not exceed ten percent (10%) of the monetary damages collected by Celladon on the suit.

(d) Affiliates/Licensees. Celladon may extend to its Affiliates or Licensees Celladon’s rights to enforce SCF Patents as set forth in this Section 5.3.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Reciprocal Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date the representing and warranting Party has the full legal right, power and authority to enter into and perform this Agreement; that this Agreement has been authorized by all requisite corporate action within such representing and warranting Party; and that this Agreement is legally binding upon such representing and warranting Party.

6.2 Enterprise Partners Representations and Warranties. Enterprise Partners hereby represents and warrants to Celladon as follows:

(a) Sole Owner. As of the Effective Date, Enterprise Partners is the sole and lawful owner of the entire right, title, and interest in and to the SCF Patents and SCF Know-How.

(b) No Liens. There are as of the Effective Date no outstanding liens, security interests, pledges, charges, mortgages, restrictions, interests and/or encumbrances burdening any of the SCF Patents nor the SCF Know-How.

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(c) No Licenses or Encumbrances. Enterprise Partners has not granted, expressly or otherwise, any assignment, license or other extension of rights, covenant not to sue or other similar interest or benefit, exclusive or otherwise, to, under or in the SCF Patents or the SCF Know-How with respect to any SCF Construct and/or SCF Product.

(d) No Inconsistent Agreements. Enterprise Partners and its Affiliates each has not executed as of the Effective Date, and Enterprise Partners further covenants that Enterprise Partners and its Affiliates shall not execute during the Term, any agreement(s) inconsistent with this Agreement or to the detriment of the SCF Patents or the SCF Know-How as relates to the SCF Construct(s) and/or SCF Product(s).

(e) Non-infringement of Third Party Rights. As of the Effective Date, no published Patents or trade secret rights owned or controlled by a Third Party dominate or would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of any SCF Construct(s) and/or SCF Product(s) in the Field anywhere in the world. Enterprise Partners and its Affiliates have received no written claims relating to any claims of such domination, infringement or misappropriation.

(f) Claims. There are no claims, actions, suits or proceedings commenced or pending, or to Enterprise Partners’ or its Affiliate’s knowledge threatened, against it or any of its Affiliates, as of the Effective Date, that could affect the rights and benefits granted to Celladon under this Agreement. As of the Effective Date, Enterprise Partners has not received oral or written notice that any Third Party is challenging or intends to challenge the patentability, validity or ownership of the SCF Patents nor their subject matter. As of the Effective Date, Enterprise Partners and its Affiliates have no knowledge of prior art relevant to the Listed Patents not cited in the file wrappers of the Listed Patents.

(g) Third-Party Activities; Grounds. As of the Effective Date, to the knowledge of Enterprise Partners and its Affiliates, there are no (i) activities by Third Parties with any SCF Construct, which activities would constitute infringement or misappropriation of any SCF Patent (in the case of pending claims, evaluating them as if issued), nor (ii) grounds currently existing on which any claims, actions, suits or proceedings might be commenced against Enterprise Partners or Celladon with respect to the manufacture, use or sale of SCF Construct(s) and/or SCF Product(s) for the Field.

(h) Patents. The Listed Patents are the only Patents that Enterprise Partners or any of its Affiliates owns or Controls, as of the Effective Date, that claim or are directed to any SCF Constructs, SCF Products, and/or SCF Gene Therapy.

(i) Data. Enterprise Partners has disclosed to Celladon all data and information (including preclinical and clinical data and information and information as to synthesis routes) generated by, disclosed to and/or known to Enterprise Partners or any of its Affiliates regarding SCF Constructs as to which Enterprise Partners or its Affiliates own or Control any Patent as of the Effective Date, and any information known to them that is required to fairly and accurately interpret such data and information and make Enterprise Partners’ disclosures thereof to Celladon complete, accurate and not misleading.

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(j) No Debarment. In the course of developing SCF Constructs, Enterprise Partners and its Affiliates have not engaged any person who has been debarred by the FDA or to Enterprise Partners’ knowledge is the subject of debarment proceedings by the FDA.

6.3 Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPLICITLY SET FORTH IN SECTIONS 6.1 AND 6.2 EACH OF CELLADON AND ENTERPRISE PARTNERS HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by Celladon. Celladon shall indemnify, hold harmless and defend Enterprise Partners, its Affiliates, and their respective partners, officers, directors, members, employees and agents (the “Enterprise Partners Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (collectively “Losses”) resulting from any demand, claim, action or proceeding brought or initiated by a Third Party (each a “Third-Party Claim”) against any Enterprise Partners Indemnitees(s) to the extent that such Third-Party Claim arises out of (i) the breach or alleged breach of any representation, warranty or covenant by Celladon in this Agreement; or (ii) the development, manufacture, storage, handling, use, sale, offer for sale, import, export or distribution of SCF Products by or for Celladon and its Affiliates, Licensees and distributors on or after the Effective Date; provided that (a) the Enterprise Partners Indemnitees comply with the procedure set forth in Section 7.3; and (b) such indemnity and obligation to defend and hold harmless shall not apply to the extent Enterprise Partners has an indemnification obligation pursuant to Section 7.2 for such Loss.

7.2 Indemnification by Enterprise Partners. Enterprise Partners shall indemnify, hold harmless and defend Celladon, its Affiliates, any Licensees any of them may have under this Agreement, and the respective partners, officers, directors, members, employees and agents of each of the foregoing (the “Celladon Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim(s) against any Celladon Indemnitee(s) to the extent that such Third-Party Claim(s) arises out of the breach or alleged breach of any representation, warranty or covenant by Enterprise Partners in this Agreement; provided that the Celladon Indemnitees comply with the procedure set forth in Section 7.3.

7.3 Mechanics. A Party whose Celladon Indemnitee or Enterprise Partners Indemnitee is entitled to be indemnified pursuant to this Article 7 (the “Indemnified Party”) shall give prompt notice of the Third Party Claim to the other Party (the “Indemnifying Party”) and the Indemnifying Party shall defend against such Third Party Claim with the reasonable cooperation of the Indemnified Party; provided that the Indemnifying Party shall not settle any such Third-Party Claim for anything other than money damages without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party’s Indemnitees must tender defense of the applicable Third-Party

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Claim and provide all reasonable cooperation and assistance in such defense, in order to remain eligible to be indemnified, defended, and held harmless. The Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings relating to the Third-Party Claim giving rise to the Indemnified Party’s right to indemnification hereunder. If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any Loss or Third-Party Claim, then the Parties may conduct separate defenses of such Third-Party Claim. In such case, each Party further reserves the right to claim indemnity from the other upon resolution of such underlying Third-Party Claim.

7.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY FROM SUCH DAMAGES CLAIMED BY THIRD PARTIES UNDER THIS ARTICLE 7 AND EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARISE FROM BREACH OF THE OBLIGATIONS SET FORTH IN ARTICLE 8 (REGARDING CONFIDENTIALITY).

ARTICLE 8

CONFIDENTIALITY

8.1 Confidential Information; Exceptions. Each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not disclose any such Confidential Information to any Third Party (except as expressly provided below) or use any Confidential Information for any purposes other than for performance under or exercising a right granted under this Agreement. Each Party shall not disclose the other’s Confidential Information to any employee, agent, consultant, or Affiliate who does not have a reasonable need for such information for the foregoing purposes. Disclosures to such persons with a reasonable need for the information are only permitted to the extent the person is subject to binding obligations of confidentiality and limited use at least as restrictive in scope and as long in duration as those of this Article 8. Each Party shall use at least the same standard of care as it uses to protect its own confidential information of a similar nature to prevent unauthorized disclosures or uses of the other Party’s Confidential Information, but no less than reasonable care. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

Confidential Information shall not include any information which, as shown by the receiving Party through competent proof:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach hereof, generally known or available;

(b) is known by the receiving Party at the time of receiving such information, as shown by contemporaneous written records;

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(c) is independently developed by the receiving Party without the aid, application or use of Confidential Information, as shown by written records; or

(d) is hereafter furnished to the receiving Party by a Third Party, as a matter of right, without breach of any confidentiality agreement, and without restriction on disclosure.

8.2 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose the other’s Confidential Information to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the receiving Party shall first have given prompt notice to the disclosing Party to enable the disclosing Party to seek any available exemptions from or limitations on such disclosure requirement; the receiving Party shall also reasonably cooperate in any such efforts by the disclosing Party. Celladon shall also have the right to disclose SCF Know-How in confidence to (a) potential and actual investors, acquirors and Licensees doing diligence and counsel for the foregoing, and (b) actual Licensees for use under and accordance with their License Agreements.

8.3 Return of Confidential Information. If this Agreement is terminated for breach according to the provisions of Section 9.2, each Party shall use diligent efforts to return all Confidential Information of the other Party, except any such Confidential Information that the receiving Party has the right to use pursuant to a license to it that survives the applicable termination of this Agreement. Each Party will be allowed to keep one archival copy of any Confidential Information for record-keeping purposes only.

8.4 Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, each Party shall be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, acquirors and Licensees doing diligence and counsel for the foregoing. In addition, if legally required, a copy of this Agreement may be filed by either Party with the SEC (or relevant ex-U.S. counterpart of the SEC). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law.

8.5 Publicity. Celladon shall have the right to issue a press release to announce this Agreement and its subject matter at a time of Celladon’s choosing. Celladon shall confer with Enterprise Partners on such press release before issuing it. For subsequent publicity that does not merely repeat previously released information, neither Party will generate or allow any publicity regarding this Agreement or the transaction or activities contemplated hereunder, without giving the other Party the opportunity to review and comment on the press release. Neither Party shall unreasonably withhold its consent to a press release the other Party proposes to issue, and it is understood and agreed that some press releases may be legally required in order to comply with legal disclosure requirements. Notwithstanding anything express or implied in the foregoing, each Party shall have the absolute right to make any legally required disclosures. This Section is intended to provide for a process for joint, advance review of disclosures, however, in no circumstance shall it be read to prohibit a Party from making a legally required disclosure. The

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same applies to disclosures required under the rules or regulations of any stock exchange upon which a Party’s shares are traded. In addition, to avoid doubt, once information is released through the process of this Section, a Party shall not be required to get approval to subsequent public statements and releases repeating such information.

8.6 Use of Names. A Party shall not use any of the other Party’s names, trademarks, logos, employee names, investor names or symbols in any publicity, promotion or similar public disclosure, without the advance written withholdable consent of such other Party, except as may be required by applicable law or stock exchange requirement.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Article 9, shall expire upon the expiration of the last-to-expire Valid Claim of the SCF Patents Covering a SCF Construct and/or SCF Product.

9.2 Termination for Breach.

(a) Right to Terminate for Material Breaches. Either Party may terminate this Agreement for the other’s material breach of this Agreement, unless the material breach is cured within ninety (90) days of the allegedly breaching Party receiving written notice from the other Party specifying in detail what the material breach of this Agreement is and stating explicitly that the notice is a breach and potential termination notice under this Section 9.2(a). In the case of a material breach of this Agreement that is incapable of cure within ninety (90) days, but is capable of cure in a longer reasonable period, then the allegedly breaching Party shall within such ninety (90) day notice period provide a reasonable written plan to cure the breach, and shall have a reasonable time to cure the breach without losing rights under this Agreement (it shall cure as soon as reasonably practicable).

(b) Mechanics. If a Party gives notice of termination under Section 9.2(a) and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 10.1. If as a result of such dispute resolution process it is finally determined that the notice of termination was proper, then such termination shall become effective as of the date of such final determination; provided, however, that the breaching Party fails thereafter to cure the underlying breach in accordance with the determination made in the resolution process under Section 10.1 within the time period set forth in this Section 9.2 for the applicable breach following such determination (meaning it must either cure within ninety (90) days after such final determination or provide within such time period a reasonable written plan for cure in the case of a breach not reasonably capable of cure within the ninety (90) days). If, however, as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect. Pending the dispute resolution, Celladon shall be entitled to continue to exercise its license and other rights under this Agreement.

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(c) Preferred Remedy. It is understood and agreed by the Parties that, in light of the level of investment required to advance a gene therapy product, if the Parties do not amicably resolve any breach allegation arising under this Agreement, and the matter proceeds to court in accordance with Article 10, monetary damages shall be the preferred remedy for any breach of this Agreement by Celladon. Termination shall not be an available remedy for a breach disputed by Celladon, if any other remedy, including in particular a monetary damages remedy, would reasonably compensate Enterprise Partners for such alleged breach.

9.3 Elective Termination by Celladon. Celladon shall have the right to terminate this Agreement at any time, with or without cause, upon written notice to Enterprise Partners.

9.4 Effects of Expiration or Termination.

(a) After Expiration. If this Agreement expires as provided for in Section 9.1 without any early termination, then the license under Section 2.3 to Celladon shall automatically become irrevocable, fully paid, and perpetual on a worldwide basis and shall survive the termination (prior to worldwide expiration of this Agreement, such license shall become irrevocable, fully paid, and perpetual on a country-by-country and SCF Product-by-SCF Product basis on expiration of the Royalty Term in each country as to each SCF Product), in addition to the Sections and Articles identified in Section 9.4(e) below that survive all expirations and terminations.

(b) After Enterprise Partners Terminates for Celladon Breach. If Enterprise Partners terminates this Agreement pursuant to Section 9.2(a), then the rights granted to Celladon in Article 2 shall terminate and ownership of the SCF Patents shall revert to Enterprise Partners. However, notwithstanding anything in this Agreement, at law, or in equity, if at the time of termination there is any License Agreement in effect at that time, and the Licensee was not responsible for Celladon’s uncured material breach of this Agreement, then such Licensee’s rights under the SCF Patents and SCF Know-How shall not be affected by the termination, and it shall pay directly to Enterprise Partners any payments coming due under this Agreement after the effective date of termination as a result of its own practice of its surviving rights to the SCF Patents and SCF Know-How.

(c) After Celladon Electively Terminates. If Celladon terminates this Agreement under Section 9.3, then the foregoing effects in Section 9.4(b) shall apply.

(d) After Celladon Terminates for Enterprise Partners’ Breach. If Celladon terminates this Agreement pursuant to Section 9.2(a), then Celladon shall be entitled to retain all of its rights granted in Article 2, and, in addition to those provisions that survive any expiration or termination of this Agreement as set forth in Section 9.4(e), the following shall survive and apply: Article 2 shall survive; Sections 4.2-4.3 shall survive but all payment obligations thereunder shall be reduced by fifty percent (50%) of the payment that would otherwise be due for all payments becoming due after the termination. Section 3.2 shall not survive such a termination (nor shall Celladon have any diligence obligation under this Agreement or in connection with the licenses retained by Celladon hereunder, express or implied, at law or in equity, under any theory, after such a termination for Enterprise Partners’ uncured material breach of this Agreement).

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(e) General. Expiration or termination of this Agreement for any reason shall not affect any accrued rights or obligations of the Parties, and the following Articles shall survive any expiration or termination of this Agreement: Articles 1 and 7-10.

ARTICLE 10

MISCELLANEOUS

10.1 Dispute Resolution.

(a) Initial Dispute Resolution. The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 10.1 to resolve any dispute arising under this Agreement. If such a dispute between the Parties arises, then either Party, by written notice to the other Party, may have such dispute referred to the Parties’ respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within ninety (90) days after such notice is received. Said designated officers are as follows:

Celladon:	Krisztina Zsebo, CEO
Enterprise Partners:	Carl Eibl, Managing Director

(b) Preliminary Relief. A Party is entitled to seek interlocutory relief and/or a preliminary injunction without first following the procedure of this Section 10.1; provided that it also invokes the procedure of this Section 10.1 in parallel. Each Party hereby irrevocably waives its right to jury trial of any and all disputes arising under this Agreement, and consents to have such disputes decided instead by a judge or justice.

(c) Court resolution. If the discussions provided for in Section 10.1(a) do not successfully resolve the matter within the time frame provided for in such Section, then either Party may file suit in any court referenced in Section 10.2.

10.2 Jurisdiction. Both Parties consent to the exclusive personal jurisdiction of all courts sitting within the City of San Diego, California, USA for resolving any and all disputes arising out of or in connection with this Agreement. Each Party hereby waives any and all defenses it may have to the jurisdiction and venue of such courts, including a defense that such a court may not assert personal jurisdiction over such Party, or of forum non conveniens.

10.3 Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California, excluding its choice of law principles.

10.4 No Agency, Joint Venture or Partnership. Neither Party is, nor will be deemed to be, an employee, agent or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will a Party be entitled to pledge the credit of the other Party in any way or hold itself out as

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having authority to do so. The parties are independent contractors, this Agreement is for an arm’s-length transaction, and the relationship that it governs shall not be construed to be or create any agency, joint venture or partnership.

10.5 Assignment. Except as explicitly provided for in this Agreement, neither Party shall have the right or power to assign any rights or obligations under this Agreement without the consent of the other Party, except that each Party may assign one or more times to an Affiliate or to a successor to substantially all of the business or assets of such Party to which this Agreement relates (whether through merger, sale of stock, sale of assets or other transaction). This Agreement shall be binding upon and inure to the benefit of the successors and explicitly permitted assigns of the Parties. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void. Any successor-in-interest assignee of an assigning Party under this Agreement must certify in writing to the non-assigning Party, within ninety (90) days after requested in writing by the non-assigning Party, that such assignee agrees to the terms and conditions of this Agreement going forward from the date of assignment.

10.6 Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by authorized officers of both Parties.

10.7 Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person; (b) the date of electronically confirmed facsimile transmission if during the recipient’s normal business hours, or otherwise on the next Business Day; (c) two (2) Business Days after sending for next Business Day delivery by internationally recognized expedited courier service for no later than next-possible-business-day delivery; or (d) on receipt of any emailed PDF copy of the notice:

In the case of Celladon:
Celladon Corporation
11988 El Camino Real, Suite 650
San Diego, CA 92130-3579
Attention: Chief Executive Officer
Facsimile: (858) 964-0974
Email: kzsebo@celladon.com

With a required copy to:	Attention: General Counsel
Facsimile: (858) 964-0974
Email: ereed@celladon.com

In the case of Enterprise Partners:	Carl Eibl
Managing Director
2223 Avenida del la Playa
Suite 104
La Jolla, CA 92037
858-731-0230
ceibl@epvc.com

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With a required copy to:	Carl Eibl
1903 El Camino del Teatro
La Jolla, CA 92037
ceibl@epvc.com

Drew Senyei
1547 El Camino del Teatro
La Jolla, CA 92037
dsenyei@epvc.com

In the case of (c) (expedited courier service), the Party providing the notice shall as a courtesy additionally provide the notice by a facsimile in accordance with (b). Either Party may change its address for communications by a notice to the other Party in accordance with this Section 10.7.

10.8 Bankruptcy; Intellectual Property. All rights and licenses granted under or pursuant to this Agreement by a bankrupt Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country. Celladon shall be entitled to all similar protections as licensee under bankruptcy laws of other countries.

10.9 Force Majeure. Any delay in or failure of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including acts of God, embargoes, governmental restrictions, strikes or other acts of workers, fire, flood, earthquake, explosion, riots, wars, acts of terrorism, civil disorder, rebellion or sabotage and technical events beyond the Party’s reasonable control; provided, however, the payment of any value due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process. The Party suffering such occurrence shall notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

10.10 Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliate(s). Each Party shall remain responsible and be guarantor of the performance by its Affiliates and be liable for their performance under this Agreement. Each Party shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Those Affiliates of a Party performing hereunder or exercising rights hereunder shall be jointly and severally liable for such Party’s obligations under this Agreement.

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10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument. Signatures may be exchanged by facsimile or PDF file, and even if original signatures are subsequently exchanged for ceremonial purposes, the Parties will be bound upon the facsimile or PDF file exchange of signatures.

10.12 Captions. All section titles or captions contained in this Agreement, in any Exhibit referred to herein and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

10.13 Draftsmanship. Each Party acknowledges that it has participated in, and has been represented by counsel or had the full opportunity to represented by counsel in, the drafting of this Agreement. If either Party has not taken the opportunity available to it to be represented by counsel in this transaction, it has done so with full awareness of the risks of not engaging counsel, has had the opportunity to confer with counsel as to what such risks are, and has knowingly assumed any and all such risks. Any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

10.14 No Third Party Rights or Obligations. Except as expressly provided in Article 7 (as relates to each Party’s Indemnitees), no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Third Party.

10.15 Severability. If any term, condition or provision of this Agreement is held to be invalid or unenforceable for any reason by any court of competent jurisdiction from which no appeal can be or is taken, it shall, if possible, be narrowed, shortened, or interpreted to achieve the intent of the Parties to this Agreement to the extent legally possible rather than voided or if not to any extent legally possible be deemed severed from this Agreement. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.

10.16 Compliance with Laws. Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and other local laws, rules, regulations and guidelines.

10.17 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

10.18 Waiver. No failure or delay on the part of either Party to exercise any power, right, privilege or remedy under this Agreement will operate as a waiver thereof. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Waivers of powers, rights, privileges and remedies under this Agreement may only be waived in a writing executed by a duly authorized officer of the waiving Party.

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10.19 Costs. Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

10.20 Entire Agreement. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, both Celladon and Enterprise Partners have executed this Agreement by their respective officers hereunto duly authorized.

CELLADON CORPORATION		ENTERPRISE PARTNERS MANAGEMENT, LLC

By:	/s/ Krisztina Zsebo	By:	/s/ Carl Eibl

Name:	Krisztina Zsebo	Name:	Carl Eibl

Title:	CEO	Title:	Managing Director

Date:	7/18/14	Date:	7/18/14

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EXHIBIT A

LISTED PATENTS

Application No.	Country	Filing Date	Title	Status	Patent No.	Issue Date	Expiration
2006315601	AU	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Abandoned
2,629,775	CA	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Abandoned
200680045846.0	CN	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Abandoned
06827745.8	EP	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Pending
09100868.0	HK	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Pending
2008-540240	JP	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Abandoned
60/737,058	US	11/14/2005	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Expired
12/084,673	US	7/28/2009	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Granted	8,404,653	3/26/2013	4/10/2029
PCT/US2006/043937	WO	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	National Stage

EXHIBIT B

RECORDATION DOCUMENT

[Patent counsel’s preferred recordation form can be substituted for this.]

SHORT-FORM PATENT ASSIGNMENT

Enterprise Partners         a                  (“ASSIGNOR”) was heretofore the owner of the entire right, title and interest in the patents and patent applications referred to in Exhibit A to this Short-Form Patent Assignment (“Assigned Families”).

By prior assignment pursuant to that certain Assignment and License Agreement executed between ASSIGNOR and Celladon Corporation, a Delaware corporation, effective             , 2014 (“Agreement”), ASSIGNOR transferred, assigned and conveyed to Assignee, the entire right, title, and interest in and to the Assigned Families and Letters Patent that may be issued on any of the Assigned Families in the United States, Australia, Canada, Japan, the countries in the European Patent Organisation, and everywhere else in the world.

NOW, THEREFORE, ASSIGNOR hereby acknowledges that, in consideration of the foregoing and the good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, set forth in such Agreement, ASSIGNOR has heretofore transferred, assigned and conveyed to Assignee all right, title and interest in and to the Assigned Families and Letters Patent that may be issued on any of the Assigned Families in the United States, Australia, Canada, Japan, the countries in the European Patent Organisation, the PCT, its participating countries, and everywhere else in the world.

ASSIGNOR authorizes and requests the Commissioner of Patents and Trademarks of the United States and of Australia, Canada, Japan, the countries in the European Patent Organisation, the

PCT, its participating countries, and anywhere else in the world to issue any Letters Patent granted on the Assigned Families, whether on any subsequently filed division, continuation, continuation-in-part, reexamination, or reissue application, to Assignee, its successors and assigns, as the assignee of the entire interest in the Assigned Families.

IN TESTIMONY WHEREOF, the undersigned has executed this instrument on the         day of             2014.

ASSIGNOR

By:

Name:

Title:

State of                     )

County of                     )

On                      before me,                     ,

personally appeared

☐  personally known to me - OR- ☐  proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary

EXHIBIT A TO SHORT-FORM PATENT ASSIGNMENT

Application No.	Country	Filing Date	Title	Status	Patent No.	Issue Date	Expiration
2006315601	AU	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Abandoned
2,629,775	CA	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Abandoned
200680045846.0	CN	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Abandoned
06827745.8	EP	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Pending
09100868.0	HK	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Pending
2008-540240	JP	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Abandoned
60/737,058	US	11/14/2005	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Expired
12/084,673	US	7/28/2009	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	Granted	8,404,653	3/26/2013	4/10/2029
PCT/US2006/043937	WO	11/13/2006	STEM CELL FACTOR THERAPY FOR TISSUE INJURY	National Stage